Cordia Acquires Hong Kong Based Wi-Fi Operator and VoIP Reseller
- Triamis Group LTD

Orlando, Florida   February 21, 2006   Cordia Corporation (OTCBB:
CORG), a global communications service provider, announced today that it has closed the acquisition of Triamis Group Ltd. Triamis, based in Hong Kong, owns and operates one of the largest Wi-Fi networks in Hong Kong and markets International VoIP (Voice over Internet Protocol) service in the Asia-Pacific (APAC) region. Under the terms of the agreement, Triamis' two Executive Directors will become Cordia's APAC Division's Director of Operations and Director of Sales and Business Development.

"This acquisition provides Cordia the base to offer our products and services to several key markets in Asia which includes over 40% of the world's internet and broadband subscribers." said Cordia's CEO Joel Dupre. "We are excited about this transaction because we believe we can build on Cordia's global market reach by leveraging Triamis' Wi-Fi networking capabilities and extensive APAC sales, marketing and operations experience. Triamis, in turn, will have access to Cordia's extensive operating platform, technical infrastructure and proprietary VoIP network and service offerings."

"With the recent introduction of dual-mode mobile devices that allow users to access Wi-Fi hotspots, we have seen a steady increase in traffic on our Hong Kong Wi-Fi network," added Vikas
Bhandari, Cordia's new Director of Operations   APAC. "We will be
targeting VoIP, Wi-Fi and Voice Over Wi-Fi (VoWiFi) throughout the APAC region. We expect to be deploying additional Wi-Fi networks in the region and to introduce VoWiFi this year by integrating Cordia's VoIP platform with our Wi-Fi network. Dual-mode mobile devices and VoWiFi represent the future of communications and our combined companies will be well positioned to take advantage of the resulting opportunities and the rapid growth of the APAC region."

About Cordia Corporation
Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp. and CordiaIP Corp., offers business, residential and wholesale customers local and long distance telecommunications services utilizing traditional wireline and Voice over Internet Protocol ("VoIP") technologies. In addition, Cordia develops and provides a suite of proprietary Web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.
Safe Harbor
This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.



Contact:
Cordia Corp
Kevin Griffo, 866-777-7777
kgriffo@cordiacorp.com
Or

Investors:
Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net

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